Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

July 3, 2019

The Board of Directors of
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, TX 77380

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 9, 2019, to the Board of Directors of Anadarko Petroleum Corporation (the “Company”) as Annex B to, and reference thereto under the captions “Summary- Opinions of Anadarko’s Financial Advisors,” “Risk Factors,” “The Merger- Recommendations of the Anadarko Board of Directors and Its Reasons for the Transaction,” “The Merger- Opinions of Anadarko’s Financial Advisors” and “The Merger- Certain Unaudited Prospective Information” in, the proxy statement/prospectus included in the Amendment No. 1 to Registration Statement on Form S−4 filed by the Company with the U.S. Securities and Exchange Commission on July 3, 2019, (the “Amended Registration Statement”) and relating to the proposed merger involving Occidental Petroleum Corporation and the Company. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ EVERCORE GROUP L.L.C.